Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

December 31, 2012

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1
General Sub-Account	$26,041,847.52	$15,351,374.84
Capital Sub-Account	$2,500,083.98	$3,948,917.44
Overcollateralization Sub-Account	$1,875,199.84	$2,797,283.81
Reserve Sub-Account	$1,086,019.61	$2,274,310.99

REP Deposit Account*	$5,756,115.12

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.